JANUS ASPEN SERIES

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series (“JAS”), a trust with transferable shares of the type commonly called a Delaware statutory trust (the “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS by its Amended and Restated Trust Instrument dated December 29, 2005, and by the affirmative vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on September 17, 2020, the following resolutions were adopted:

WHEREAS, Janus Capital Management LLC has arranged for an Investment Company Fidelity Bond in the amount of $5,000,000 provided by ICI Mutual Insurance Company (the “Fidelity Bond”) to be made available to Janus Aspen Series (the “Fund”) and Janus Investment Fund (together, the “Joint Insured Funds”);

WHEREAS, at a meeting held on July 8, 2020, the Trust’s Board of Trustees delegated authority to the Trust’s Legal and Regulatory Committee (the “Committee”) to make the required findings and determinations under Rule 17g-1;

WHEREAS, the Committee, in accordance with Rule 17g-1(j)(3), has determined that: (i) a majority of the Fund’s Trustees are not “interested persons” in the Fund, as defined by Section 2(a)(19) of the Investment Company of the Investment Company Act of 1940, as amended (the “1940 Act) and those Trustees select and nominate any other disinterested Trustees; and (ii) any person who acts as legal counsel to the Fund’s disinterested Trustees is an independent legal counsel as such term is defined in the 1940 Act;

WHEREAS, in order for the Fund to purchase a fidelity bond, Rule 17g-1(d) under the 1940 Act, in effect, requires the Board to determine at least annually that certain standards are met;

WHEREAS, the Fund, each series of the Fund (each, a “Portfolio,” and together, the “Portfolios”), and each of the other Joint Insured Funds and their respective series will enter into an agreement providing that in the event recovery is received under the Fidelity Bond as a result of common loss sustained by the Fund, or any of its Portfolios, the Fund or any of its Portfolios shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1;

WHEREAS, the Committee has considered whether the Fidelity Bond is in the best interests of the Fund and whether the Fidelity Bond is reasonable in form and amount, taking into consideration all relevant factors including, but not limited to: (1) the value of the aggregate assets of the relevant entity to which any officer or employee covered by the Fidelity Bond may have access; (2) the nature of the relevant entity’s assets; and (3) type and terms of the arrangements made for the custody and safekeeping of such assets;

WHEREAS, the Committee has determined that the Fidelity Bond is adequate to protect the Fund against larceny or embezzlement by any of its officers and employees who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or indirectly or through authority to draw upon such funds or direct the disposition of securities;

WHEREAS, the Committee, on behalf of each Portfolio of the Fund, has determined that any amounts recovered under the Fidelity Bond should be allocated to the Fund in a fair and equitable manner in accordance with applicable standards; and

WHEREAS, the Committee has determined that the Fund and the other Joint Insured Funds pay the proposed Fidelity Bond premiums and taxes as follows:

(i)    the proposed premiums and taxes are to be allocated among the Joint Insured Funds in accordance with a formula under which each Joint Insured Fund pays its proportionate share of the sum of premiums that would have been paid if such bond were purchased separately by the respective parties as determined by the insurer and, which in any case, is in an amount no more than the premiums and taxes the Fund would have paid if such insurance coverage was purchased separately;

(ii)    the portion of the proposed premiums and taxes allocated to the Fund (the “Fund Premium Amount”) are to be allocated among each Portfolio in accordance with a formula under which each Portfolio pays its pro rata share of the Fund Premium Amount based on its relative asset size in relation to the overall assets of the Fund, and, which in any case, is in an amount no more than the premiums and taxes each Portfolio would have paid if such insurance coverage was purchased separately.

NOW THEREFORE BE IT RESOLVED, that the Trustees ratify the Committee’s approval of the Investment Company Fidelity Bond in the amount of $5,000,000 provided by ICI Mutual Insurance Company (the “Fidelity Bond”) for the period August 1, 2020 through August 1, 2021, protecting the Fund (and the other Joint Insured Funds) against larceny and embezzlement and such other perils as may be insured against, and covering the actions and omissions of each officer and employee of the Fund who may have access to the Fund’s assets;

FURTHER RESOLVED, that the Trustees ratify the Committee’s approval of the methodology for allocating the premiums of the Fidelity Bond, as discussed at this meeting and reflected in the allocation agreement;

FURTHER RESOLVED, that the Trustees ratify the Committee’s determination that the portion of the premium expected to be paid by the Fund as a whole, and each Portfolio individually, is fair and reasonable;

FURTHER RESOLVED, that any amounts recovered under the Fidelity Bond shall be allocated to each eligible Portfolio in proportion to the ratio of each eligible Portfolio’s gross assets to the total gross assets of all of the eligible Portfolios and other Joint Insured Funds and their series;

FURTHER RESOLVED, that the Trustees ratify the Committee’s designation of the Fund’s Interim Secretary to make the filings and give notices required by Rule 17g-1;

FURTHER RESOLVED, that the Trustees ratify the Committee’s approval of the proposed Fidelity Bond Allocation Agreement that provides that in the event recovery is received under the Fidelity Bond as a result of common loss sustained by the Fund and any of its Portfolios, the Fund or the relevant Portfolio(s) shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(l) of Rule 17g-1; and

FURTHER RESOLVED, that the appropriate officers of the Fund, and each of them, are hereby authorized and directed to perform all acts necessary or desirable, consistent with the objectives of the Board, to carry out the foregoing resolutions.

Statement of Amount of Single Insured Bond

In accordance with Rule 17g-1(g)(1)(ii)(c) under the Investment Company Act of 1940, as amended, Janus Aspen Series would have procured and maintained a single insured fidelity bond in the amount of at least $2,500,000 had it not been named as a joint insured under the joint fidelity bond.

Statement of Premiums Paid

In accordance with Rule 17g-1(g)(1)(ii)(d) under the Investment Company Act of 1940, as amended, premiums have been paid for the period August 1, 2020 to August 1, 2021.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 6th day of November, 2020.

/s/ Byron Hittle
Byron Hittle, Interim Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Byron Hittle, Interim Secretary of Janus Aspen Series, who, being by me first duly sworn, stated on his oath that the foregoing document is true and correct and that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 6th day of November, 2020.

My Commission Expires:	/s/ Lisa Kish
Lisa Kish
Notary Public
12.4.2023

Lisa Kish
Notary Public
State of Colorado
Notary ID: 20034038192
DAN #20034038192-300346